EXHIBIT 1.5

PRESS RELEASE

The Telecom Italia securities referred to herein in connection with the merger have not been, and are not intended to be, registered under the U.S. Securities Act of 1933 (the Securities Act) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The Telecom Italia securities are intended to be made available within the United States in connection with the merger pursuant to an exemption from the registration requirements of the Securities Act.

The merger described herein relates to the securities of two foreign (non-U.S.) companies. The merger in which TIM ordinary shares and savings shares will be converted into Telecom Italia shares is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, will be prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since Telecom Italia and TIM are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Telecom Italia may purchase securities of TIM otherwise than under the merger, such as in open market or privately negotiated purchases.  Telecom Italia will disclose information about any such purchases through public announcements.

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TENDER OFFER FOR TIM SHARES: POSITIVE RESULTS

THE PLAN FOR INTEGRATION GOES ON

THE MERGER PLAN

OF TIM INTO TELECOM ITALIA ADOPTED

MERGER EXCHANGE RATIOS CONFIRMED:

1.73 TELECOM ITALIA ORDINARY SHARES

PER TIM ORDINARY SHARE

2.36 TELECOM ITALIA SAVINGS SHARES

PER TIM SAVINGS SHARE

TELECOM ITALIA AND TIM SHAREHOLDERS’

MEETINGS CALLED

Milan, January 23, 2005 - At today’s meeting, the Board of Directors of Telecom Italia made a positive assessment of the results of the cash tender offer ended on January 21, 2005. The market expressed its appreciation of the offer by tendering a number of TIM ordinary shares in excess of the maximum number of shares for which the Ordinary Share Offer was made. The results of the offer will make it possible to achieve the goal of optimizing Telecom Italia’s post-merger shareholding, equity and financial structure.

Strategically and from a business point of view, the integration of TIM into Telecom Italia responds to the increasing integration of the platforms for fixed-line and mobile communications.

The Board of Directors confirmed the effectiveness of the offer and accepted to purchase the TIM savings shares tendered, though their number was lower than the minimum quantity originally set.

On the basis of provisional data received from the intermediaries engaged to coordinate the collection of acceptances, and already announced to the market, the total number of tendered shares was as follows: 2,639,179,970 ordinary shares (equal to approximately 31.3% of TIM ordinary share capital, and approximately 107.4% of the ordinary shares subject to the offer), and 8,454,877 savings shares (equal to approximately 6.4% of TIM savings share capital and the same percentage of the savings shares subject to the offer). As provided for in the Offer Document, Telecom Italia will prorate the acceptances of the Ordinary Share Offer.

On the basis of the number of tendered savings shares, and through the exercise of the option agreement of which notice was already given (exercisable for approximately 21 million savings shares) and on the basis of stock lending agreements (exercisable for approximately 37 million savings shares, and entered into immediately prior to the completion of the acceptance period), Telecom Italia will command approximately 50.3% of votes for this class of shares at the special Savings Shareholders’ Meeting which shall be called to approve the merger resolution.

The Boards of Directors of Telecom Italia and TIM have, in consequence, adopted the plan to merge Telecom Italia Mobile with and into Telecom Italia, under the terms and conditions already approved and announced on December 7, 2004.

Merger overview

The merger is the culmination of the plan for the reorganization of the Telecom Italia group. This foresees also the tender offer and the spin-off of the domestic Italian mobile operations, currently operated by TIM, to a company 100%-owned by TIM.

The merger plan confirms the share exchange values that were established when the reorganization plan was first examined:

*

1.73 Telecom Italia ordinary shares with a par value of €0.55 per share for each TIM ordinary share with a par value of €0.06 per share.

*

2.36 Telecom Italia savings shares with a par value of €0.55 per share for each TIM savings share with a par value of €0.06 per share .

In determining the exchange ratios the Boards of Directors of Telecom Italia and TIM were assisted by international financial advisors:

*

Telecom Italia was advised by JPMorgan, MCC and Mediobanca as Lead Advisors;

*

TIM was advised by Lazard as Sole Lead Advisor and by Credit Suisse First Boston.

In addition, in line with international best practice, on the basis of the recommendations of the relevant Committee for Internal Control and Corporate Governance (consisting exclusively of independent directors), Telecom Italia appointed Goldman Sachs International to provide an ad-hoc fairness opinion. Correspondingly TIM appointed Merrill Lynch and the Studio Casò for a fairness opinion.

The merger will be implemented through:

(i)

cancellation of the TIM ordinary shares held by the same TIM on the effective date of the merger, without share exchange;

(ii)

cancellation of the TIM ordinary and savings shares held by Telecom Italia on the effective date of the merger, without share exchange;

(iii)

cancellation of the TIM ordinary and savings shares outstanding on the effective date of the merger, with share exchange.

A capital increase up to 1,382,035,032.40 euros, through the issue of 2,221,061,254 new Telecom Italia ordinary shares and a maximum of 291,729,714 new Telecom Italia savings shares, all with a par value of €0.55 per share, will service the share exchange.

As already announced to the market, before the merger becomes effective TIM will spin-off the domestic mobile communications business to a wholly owned subsidiary. The transfer deed shall be entered into and registered with the relevant Register of Companies by the end of the first quarter of 2005. Maintaining the independence of the domestic mobile communications operations, under the framework of the overall restructuring plan, is considered to be desirable from a regulatory and accounting point of view while at the same time meeting in an efficient way the need for transparency in the relationship between fixed-line and mobile communications activities.

As a result of the spin-off, on completion of the merger Telecom Italia shall replace TIM in all of its relationships, with the exception of relationships pertaining to the spun-off activities. On the other hand Telecom Italia shall have 100% control of the company to which the domestic mobile communications operations will have been transferred, and of TIM International, the holding company for equity investments in foreign mobile communications operators.

Merger effectiveness

The merger shall become effective as from the date of the final filing of the merger deed with the relevant Register of Companies, or at a later date if so established in the merger deed.

The intention of both companies is to complete the merger as soon as possible, and in particular to take steps to ensure that the merger becomes effective by the end of June 2005.

For accounting and tax purposes, TIM operations are expected to be entered on Telecom Italia accounts as from January 1, 2005. The fiscal effects of the merger will also commence from that date.

On completion of the merger, Telecom Italia ordinary shares and savings shares shall continue to be listed on the Borsa Italiana S.p.A. screen-based trading market. They will also continue to be listed on the New York Stock Exchange as ADSs (American Depositary Shares, each of which represents 10 ordinary or savings shares). As for the German market, following the measures adopted by the Frankfurt Stock Exchange Board of Admission, prior to the effective date of the merger, Telecom Italia ordinary shares shall have been de-listed.

As a result of the merger, Telecom Italia shall pass resolutions for ad hoc capital increases to serve TIM stock option plans, according to the abovementioned exchange ratio.

Shareholders’ Meetings

The Board of Directors of Telecom Italia convened Telecom Italia ordinary shareholders at an Extraordinary Meeting in order to approve the merger, to be held on April 5, 6 and 7 2005, on first, second and third call respectively.

The Board of Directors of TIM convened TIM ordinary shareholders’ Extraordinary Meeting on April 5 and 6 2005, on first and second call respectively. The Special TIM Savings Shareholders’ Meeting is scheduled on April 6, 7 and 8 2005, on first, second and third call respectively.

Merger plan documentation shall be made available at due time, as required by law.

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Telecom Italia

Media Relations

Corporate and Wireline Press Office

+39.06.3688.2610

www.telecomitalia.it/stampa_uk

Telecom Italia

Investor Relations

+39. 02 8595 4131

www.telecomitalia.it/investor_relation